UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Hollywood Entertainment Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOLLYWOOD ENTERTAINMENT CORPORATION

9275 S.W. Peyton Lane

Wilsonville, Oregon 97070

NOTICE OF THE 2005 ANNUAL MEETING OF SHAREHOLDERS

March 30, 2005

To the Shareholders of Hollywood Entertainment Corporation:

The Annual Meeting of the Shareholders of Hollywood Entertainment Corporation, an Oregon corporation, will be held at 9:00 a.m., Pacific time, on March 30, 2005 in the Tualatin Room at the Sweetbrier Inn, 7125 S.W. Nyberg Rd., Tualatin, Oregon, for the following purposes:

1. Electing directors to serve for the following year and until their successors are elected; and

2. Transacting any other business that properly comes before the meeting.

Only shareholders of record at the close of business on February 16, 2005 will be entitled to vote at the Annual Meeting. Shareholders may vote in person, by written proxy, or over the Internet. Instructions for voting over the Internet are printed on the proxy card. Even if you plan to attend in person, please date and sign the enclosed proxy and return it in the postage-prepaid envelope enclosed for that purpose or complete your proxy over the Internet at your earliest convenience. You may attend the meeting in person even if you submit your proxy; retention of the proxy is not necessary for admission to or identification at the meeting.

By Order of the Board of Directors

Donald J. Ekman General Counsel and Secretary

Wilsonville, Oregon

March 18, 2005

HOLLYWOOD ENTERTAINMENT CORPORATION

9275 S.W. Peyton Lane

Wilsonville, Oregon 97070

(503) 570-1600

PROXY STATEMENT

Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of Hollywood Entertainment Corporation, an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held in the Tualatin Room at the Sweetbrier Inn, 7125 S.W. Nyberg Rd., Tualatin, Oregon, on March 30, 2005 at 9:00 a.m., Pacific time, and any adjournment thereof. The approximate date on which this proxy statement and the accompanying proxy card are being mailed to the Company’s shareholders is March 18, 2005.

A copy of our Annual Report on Form 10-K is included in this mailing. The report can also be accessed through the Internet website of the Securities and Exchange Commission at www.sec.gov or on the Company’s Internet website at www.hollywoodvideo.com, Investor Information, SEC Filings.

Record Date

Only shareholders of record at the close of business on February 16, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the meeting.

Shares Outstanding and Voting Rights

As of February 15, 2005, the Company had 64,046,817 shares of common stock (“Common Stock”) outstanding. The Company does not expect the number of shares of Common Stock outstanding to change materially between February 15, 2005 and the Record Date. Each share of Common Stock issued and outstanding is entitled to one vote on each matter properly presented at the Annual Meeting. There are no cumulative voting rights. You may vote either in person at the Annual Meeting or by proxy. You may vote by proxy by completing a proxy card and mailing it in the enclosed postage-paid envelope or by voting over the Internet. Please refer to your proxy card or the information forwarded to you by your bank, broker or other holder of record to see which options are available to you.

Proxy Procedure

When a proxy card in the form accompanying this proxy statement is properly executed and returned, the shares represented will be voted at the meeting as instructed in the proxy. If no instructions are specified, the shares will be voted FOR the nominees listed in Proposal 1, Nomination and Election of Board of Directors, and these votes will be counted toward determining a quorum. As described above, you may also be able to vote over the Internet. Your ability to vote over the Internet will close at 11:59 p.m., Eastern time on March 29, 2005. Any shareholder who gives a proxy may revoke it at any time before it is voted by (i) submitting a written notice of revocation to the Secretary of the Company at the above address; (ii) submitting a later-dated proxy to the Company either in writing or over the Internet; or (iii) attending the meeting and voting in person. Attendance at the meeting will not by itself revoke a proxy.

Shares of Common Stock represented in person or by proxy at the Annual Meeting (including abstentions and broker non-votes) will be tabulated by the inspector of election appointed for the meeting and will be counted in determining whether a quorum is present.

Solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to these beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram, fax or personal solicitation by directors, officers or employees of the Company. No additional compensation will be paid for these services. Costs of any solicitation will be borne by the Company.

PROPOSAL 1: NOMINATION AND ELECTION OF BOARD OF DIRECTORS

We Recommend a Vote FOR all Nominees.

Nominees

The Board of Directors consists of four members. James N. Cutler, Jr., F. Bruce Giesbrecht, S. Douglas Glendenning and William P. Zebe, each of whom is now a director, have been nominated for re-election by the Nominating Committee. The directors elected at the 2005 Annual Meeting will serve until the Annual Meeting of Shareholders in 2006 and until their successors are elected and qualified.

The following table briefly describes the Company’s nominees for directors.

INFORMATION ABOUT DIRECTORS AND NOMINEES

Name	Age	Position
James N. Cutler, Jr. (2)(3)(4)(5)(6)	53	Director
F. Bruce Giesbrecht	45	Chief Executive Officer, President and Director
S. Douglas Glendenning (2)(3)(4)(5)(6)	48	Director
William P. Zebe (1)(2)(3)(5)(6)	46	Director

(1)	Member of the Real Estate Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Member of the Stock Option Committee.
(5)	Member of the Nominating Committee.
(6)	Member of the Corporate Governance Committee

James N. Cutler, Jr. became a director of the Company in October 2000. Mr. Cutler has been President and Chief Executive Officer of The Cutler Corporation, a private holding company for various private businesses, since 1980. Mr. Cutler also serves as an officer or director of a number of private corporations including Rol-Away Truck Manufacturing Company Inc. and R & K Industrial Products. Mr. Cutler previously served as director of the Company from July 1993 until May 1999, at which time he did not stand for reelection.

F. Bruce Giesbrecht became a director of the Company in March 2004. Mr. Giesbrecht was appointed the Chief Executive Officer of the Company by the board on February 2, 2005. He has been the President of the Company since December 10, 2003. Prior to his appointment as President, Mr. Giesbrecht was General Manager and Senior Vice President of Business Development since March 2000. Mr. Giesbrecht joined the Company in May 1993 as Vice President of Corporate Information Systems and Chief Information Officer, he was appointed Senior Vice President of Product Management in January 1996, and has served as Senior Vice President of Strategic Planning since January 1998. Mr. Giesbrecht is a member of the Video Software Dealers Association (VSDA) Board of Directors.

S. Douglas Glendenning became a director of the Company in December 2000. Mr. Glendenning is the owner of SDG Investments, a private holding company with investments in restaurants, real estate, lending and publicly traded securities. Mr. Glendenning served as a director, Chief Operating Officer and President of Lone Star Steakhouse & Saloon Inc. from January 1991 until April 1996. From 1980 until 1991, Mr. Glendenning served in various capacities at Coulter Enterprises, Inc., a large Pizza Hut franchisee. The majority of his tenure there was as Senior Vice President of Operations.

William P. Zebe became a director of the Company in July 1998. Mr. Zebe is the President and principal shareholder of Bardo Equities LLC, a real estate development company. Previously, Mr. Zebe was employed by the Company as National Vice President of Real Estate in May 1994 and, subsequently, as Senior Vice President of Development from January 1996 until his departure in June 1998. Before he joined the Company, Mr. Zebe worked from June 1992 to April 1994 at Blockbuster Entertainment, most recently as the Real Estate Manager for the Western Zone.

Recommendation by the Board of Directors

The Board of Directors recommends a vote “FOR” all of the nominees. Unless authority to vote for a director or directors is withheld, the accompanying proxy, if properly executed and returned, will be voted for the election of the director nominees named above. If any nominee is unable or unwilling to serve as a director, proxies may be voted for substitute nominees. If a quorum of shareholders is represented at the Annual Meeting, the four nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

BOARD OF DIRECTORS

Directors are elected at each annual meeting of shareholders, although vacancies resulting from an increase in the size of the Board between annual meetings or from the inability of a director to serve may be filled by either the Board of Directors or by the shareholders. Directors hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has determined that each of Messrs. Cutler, Glendenning and Zebe are “independent” under Nasdaq rules.

Meetings and Standing Committees of the Board of Directors

During 2004, the Board of Directors held four meetings. Each director attended all of the meetings of the Board and the meetings of committees of which he was a member. The Company did not hold an annual shareholder meeting in 2004.

The Board of Directors has established six standing committees: the Audit Committee, the Compensation Committee, the Stock Option Committee, the Nominating Committee, the Real Estate Committee and the Corporate Governance Committee. The charters of each of the committees is available on the Company’s website at www.hollywoodvideo.com, Investor Information, SEC Filings..

The Audit Committee consists of Messrs. Cutler, Glendenning and Zebe. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Nasdaq. The Board of Directors has determined that Doug Glendenning is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company and the independence and performance of the Company’s independent public auditors and has the power, subject to any action that may be taken by the full Board, to select, evaluate and, where appropriate, replace the independent public accountants for the Company. The Audit Committee met six times during 2004. For additional information about the Audit Committee, see “Audit Committee Matters” below. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Annex I to this proxy statement.

The Compensation Committee consists of Messrs. Cutler, Glendenning and Zebe. The Compensation Committee reviews the Company’s compensation philosophy and programs and exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers. The Compensation Committee met twice during 2004.

The Stock Option Committee consists of Messrs. Cutler and Glendenning. The Board of Directors has delegated general authority for making option grants under the Company’s 1993 Stock Incentive Plan, 1997 Employee Nonqualified Stock Option Plan and 2001 Stock Incentive Plan to the Stock Option Committee. The Committee meets with management and the Compensation Committee to determine individuals to whom option grants are made and the price and terms of any grants. The Stock Option Committee met twice during 2004.

The Nominating Committee consists of Messrs. Cutler, Glendenning and Zebe. The Board of Directors has determined that each member of the Nominating Committee meets the independence requirements of Nasdaq. The Nominating Committee reviews and selects candidates for election onto the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders who wish to submit names to the Nominating Committee for consideration at the 2006 Annual Meeting of Shareholders should do so in writing, during the time periods described in “Shareholder Proposals” below, addressed to the Nominating Committee, c/o Corporate Secretary, Hollywood Entertainment Corporation, 9275 SW Peyton Lane, Wilsonville, Oregon 97070. The nomination must set forth (a) as to each nominee whom the shareholder proposes to nominate for election or reelection as a director, all information that would be required, pursuant to

Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder, in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the shareholder giving the notice, (i) the name and record address of the shareholder, (ii) the class and number of shares of capital stock of the Company beneficially owned by the shareholder, (iii) a representation that the shareholder is a record holder of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (iv) a representation as to whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends to (1) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (2) otherwise solicit proxies from shareholders in support of such nomination. The nomination must be accompanied by the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and the Company may require any proposed nominee to furnish any other information it reasonably requires to determine the eligibility of the proposed nominee to serve as a director of the Company. During 2004, the Nominating Committee held one meeting.

The Nominating Committee works with the Board of Directors annually to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today’s business environment; understanding of Hollywood Entertainment Corporation’s business; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of the business and represent shareholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

The Real Estate Committee consists of Mr. Zebe. The Real Estate Committee was created with authority to provide direction and approval on real estate lease sites. During 2004, the Real Estate Committee met twice.

The Corporate Governance Committee consists of Messrs. Cutler, Glendenning and Zebe. The Corporate Governance Committee reviews, evaluates and recommends changes to the Company’s Corporate Governance Guidelines, which are designed to encourage the efficient and ethical governance of the Company. During 2004, the Corporate Governance Committee met twice.

Shareholder Communications with Directors.

Absent unusual circumstances, the Chairman of the Corporate Governance Committee of the Board of Directors, with the assistance of our General Counsel, will (1) be primarily responsible for monitoring communications from shareholders and (2) provide copies or summaries of those communications to the other directors he considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments the Chairman considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances.

Shareholders who wish to send communications on any topic to the board of directors should address such communications to Chairman, Corporate Governance Committee of the Board of Directors, c/o Corporate Secretary, Hollywood Entertainment Corporation, 9275 S.W. Peyton Lane, Wilsonville, Oregon 97070.

Directors’ Compensation

For serving on the Board of Directors of the Company, each director who is not an employee of the Company is granted an option to purchase 7,500 shares of the Company’s Common Stock on the date of each annual meeting of the Company’s shareholders, provided that the nonemployee director is reelected at the annual meeting. Each option vests after one year of continuous board service. Nonemployee directors also are reimbursed for reasonable travel and other expenses incurred in attending Board meetings. James N. Cutler, Jr., S. Douglas Glendenning and William P. Zebe each receive an annual fee of $61,000, plus $1,500 for each Board meeting attended, $2,000 for each Audit Committee meeting attended, $1,000 for all other committee meetings attended and $1,000 for any meeting held via conference call. In addition, Mr. Glendenning received $150,000 and Messrs. Cutler and Zebe each received $100,000 as consideration for their service on the Special Committee of the Board that was formed to review, evaluate, respond to and negotiate the terms of potential transactions involving the sale or change of control of the Company.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership as of February 15, 2005 of the Company’s Common Stock by (i) each of the Company’s executive officers, (ii) each of the Company’s directors and (iii) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock of the Company. The address for each of the Company’s executive officers and directors is 9275 SW Peyton Lane, Wilsonville, Oregon 97070. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

Name	No. of Shares Beneficially Owned		Percentage of Shares(1)
James N. Cutler, Jr.	72,000	(2)	*
S. Douglas Glendenning	180,000	(2)(3)	*
William P. Zebe	133,604	(2)(4)	*
F. Bruce Giesbrecht	266,667	(2)	*
Donald J. Ekman	50,000	(2)	*
Timothy R. Price	40,000	(2)	*
Mark J. Wattles	6,637,600	(5)	10.36%
Entities Affiliated with Carl C. Icahn	5,809,078	(6)	9.07%
The Eureka (Euro) Fund Limited	3,395,440	(7)	5.30%
Artisan Partners Limited Partnership	3,321,100	(8)	5.19%

(1)	Percentages in the table are calculated based on 64,046,817 shares of Common Stock outstanding on February 15, 2005.
(2)	Includes the following shares that may be acquired within 60 days after February 15, 2005 pursuant to the exercise of options: Mr. Cutler, 72,000 shares; Mr. Glendenning, 70,000 shares; Mr. Zebe, 110,000 shares; Mr. Giesbrecht, 266,667 shares; Mr. Ekman, 50,000 shares; Mr. Price, 40,000 shares.
(3)	Includes 17,784 shares owned by trusts for his children.
(4)	Includes 1,493 shares held in the individual retirement account of his wife and 1,653 shares owned by trusts for his children.
(5)	Mr. Wattles resigned as the Company’s Chief Executive Officer and Chairman on February 2, 2005. Based on information contained in a Schedule 13D dated February 2, 2005, the shares beneficially owned by Mr. Wattles include 500,000 shares that could have been acquired pursuant to the exercise of vested options at February 15, 2005; because Mr. Wattles did not exercise these options within 30 days of his resignation from the Company, he forfeited them. Giving retroactive effect to this forfeiture, Mr. Wattles would have owned 6,137,600 shares, or 9.58% of the total outstanding shares, as of February 15, 2005.
(6)	Based on information contained in a Schedule 13D dated November 16, 2004, as amended by Amendment No. 1 thereto dated December 14, 2004, Carl C. Icahn (“Icahn”) owns 100 percent of Barberry Corp. (“Barberry”), CCI Offshore LLC (“CCI Offshore”) and CCI Onshore LLC (“CCI Onshore”). Barberry is the sole member of Hopper Investments, LLC (“Hopper”), which is the general partner of High River Limited Partnership (“High River”). CCI Offshore is the general partner of Icahn Offshore L.P. (“Icahn Offshore”), which is the general partner of Icahn Partners Master Fund L.P. (“Icahn Master”). CCI Onshore is the general partner of Icahn Onshore L.P. (“Icahn Onshore”), which is the general partner of Icahn Partners L.P. (“Icahn Partners”). High River has sole voting power and sole dispositive power with regard to 1,161,816 shares of the Company’s common stock and each of Barberry, Hopper and Icahn has shared voting power and shared dispositive power with regard to these shares. Icahn Master has sole voting power and sole dispositive power with regard to 1,842,777 shares and each of Icahn Offshore, CCI Offshore and Icahn has shared voting power and shared dispositive power with regard to these shares. Icahn Partners has sole voting power and sole dispositive power with regard to 2,804,485 shares and each of Icahn Onshore, CCI Onshore and Carl C. Icahn has shared voting power and shared dispositive power with regard to these shares. The principal business address of the foregoing parties is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York 10153, except that (i) the principal business address of each of Barberry, Hopper and High River is 100 South Bedford Road, Mount Kisco, New York 10549 and (ii) the principal business address of Icahn Master is c/o Walkers SPV Limited, P.O. Box 908GT, 87 Mary Street, George Town, Grand Cayman, Cayman Islands.

(7)	Based on a Schedule 13G dated December 15, 2004, The Eureka (Euro) Fund Limited (“Eureka”) is managed by Marshall Wace LLP (“MW”); the managing member of MW is Marshall Wace Asset Management Limited (“MWAM”); Paul Marshall (“Marshall”), Ian Wace (“Wace”), Mark Hawtin (“Hawtin”) and Duncan Ford (“Ford”) are co-founders and equity owners of MW and serve on the investment committee (Marshall as chairman) that is responsible for the investment decisions of MW. Eureka, MW, MWAM, Marshall, Wace, Hawtin and Ford share voting and dispositive power over 5,809,078 shares of the Company’s common stock. The principal business address of each of the foregoing parties is The Adelphi, 13th Floor, 1/11 John Adam Street, London WC2N 6HT.
(8)	Based on information contained in a Schedule 13G dated January 26, 2005, Andrew A. Ziegler (“AZ”) and Carlene Murphy Ziegler (“CZ”) are the principal stockholders of Artisan Investment Corporation (“Artisan Corp.”), which is the General Partner of Artisan Partners Limited Partnership (“Artisan Partners”). AZ, CZ, Artisan Corp. and Artisan Partners share voting and dispositive power over 3,231,100 shares of the Company’s common stock. The principal business address of AZ, CZ, Artisan Corp. and Artisan Partners is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202.

EXECUTIVE COMPENSATION

The following table sets forth information as to the compensation paid or accrued in the last three years to the Chief Executive Officer and each of the four other most highly compensated executive officers for the year ended December 31, 2004.

	Annual Compensation						Long-term Compensation Securities
Name and Principal Position Held in 2004	Year	Annual Salary			Bonus		All Other Compensation			Underlying Options
Mark J. Wattles(1) Founder, Chairman of the Board and Chief Executive Officer	2002 2003 2004	$ $ $	975,000 975,000 1,420,624	(3)	$ $ $	713,340 235,219 0	$ $	209,322 198,392	(2) (2)	3,000,000 500,000 0

Donald J. Ekman General Counsel, and Secretary	2002 2003 2004	$ $ $	383,286 300,000 300,000		$ $ $	245,810 72,000 0				100,000 0

F. Bruce Giesbrecht President, COO, General Manager of Corporate Operations	2002 2003 2004	$ $ $	300,000 383,333 495,833		$ $ $	245,810 72,000 0				100,000 366,667

Roger J. Osborne (4) General Manager of Store Operations	2002 2003 2004	$ $ $	340,094 368,787 422,344		$ $ $	260,755 78,000 0				100,000 0

Timothy Price (5) Chief Financial Officer	2002 2003 2004	$ $ $	0 266,460 300,000		$ $ $	0 0 0		$145,739	(6)	0 100,000

(1)	Mr. Wattles resigned as the Company’s Chief Executive Officer and Chairman on February 2, 2005.

(2)	Represents the value of the personal use of the Company aircraft by Mr. Wattles.
(3)	In December 2003, the Compensation Committee of the Board of Directors altered Mr. Wattles’ compensation so that:
•	He was no longer eligible to participate in the executive bonus program.
•	He was given a travel allowance of $425,000, which is reflected in his annual salary.
•	He was required to reimburse the Company for personal use of the Company aircraft, rather than receiving this amount as a perquisite.
(4)	Effective in February 2004, Mr. Osborne is no longer an executive officer of the Company.
(5)	Mr. Price joined the Company in 2003.
(6)	Represents non-qualified moving, interim living expenses and other payments related to relocation including reimbursement for losses incurred on home sales.

Employment Arrangements and Certain Transactions

Boards, Inc. (“Boards”), a company controlled by Mark J. Wattles, the former Chief Executive Officer and President of the Company, has opened 20 Hollywood Video stores as a licensee of the Company. Mr. Wattles is the majority owner of Boards. The arrangement with Boards is governed by a License Agreement and a Product and Support Agreement. Under these arrangements, Boards pays the Company an initial license fee of $25,000 per store, a royalty of 2% of revenue and may purchase products and services from the Company at the Company’s cost. The Company has agreed to provide Boards with products under the Company’s revenue sharing agreements with movie studios to the extent permissible under those agreements. The Company is obligated to use every effort to ensure that products under the Company’s revenue sharing agreements with movie studios are available to Boards. From July 2001 through December 31, 2004, Boards has incurred license fees and royalties and purchased product and services from the Company totaling $28.3 million, of which $26.9 million was paid in full as of December 31, 2004. Boards is in compliance with the 30 day payment terms under the arrangement. The outstanding balance of $1.4 million due the Company is related to current activity. In the twelve months ended December 31, 2004, Boards incurred charges of $12.4 million and made $12.5 million in net payments. The License Agreement provides that if there is a change of control of the Company, (a) Boards has the option to require the Company or, if applicable, its successor-in-interest, to purchase the Hollywood Video stores operated by Boards and (b) the Company or, if applicable, its successor-in-interest, has the option to buy the Hollywood Video stores operated by Boards, in each case at a value determined by a mutually agreeable valuation consultant based on the discounted cash flow method for future cash flows as estimated by the consultant.

Game Trader Entertainment, Inc. (“Game Trader”), a company controlled by Bruce Wattles, the father of Mark J. Wattles, provides game testing services and computer generated game instructions for use in each Hollywood Video store. This same service was used by the Company’s largest competitor as well as others in the game rental industry. These services were negotiated at a price that the Company believes is at or below the price paid by its competitors. The total amount paid in 2002, 2003 and 2004 to Bruce Wattles and Game Trader was $192,315, $0 and $0, respectively.

Two relatives of Mr. Wattles, one relative of Donald J. Ekman, the Company’s General Counsel and Secretary, and two relatives of F. Bruce Giesbrecht, the Company’s Chief Executive Officer, have been employed by the Company during the period from January 1, 2004 to the date of this Proxy Statement. None of them is or has been an executive officer. Each of these persons was hired pursuant to the Company’s standard hiring practices, and none of them has reported directly to Mr. Ekman or Mr. Giesbrecht. The annual compensation of these employees has ranged from approximately $10,000 to $140,000 and each has been compensated at a rate within the standard range for employees in the applicable category.

Change of Control Plan. Effective February 3, 2001, the Company’s Board of Directors adopted the Change of Control Plan for Senior Management. Under this plan, upon a change in control of the Company, the rights to exercise 50% of the unexercisable stock options held by senior vice presidents and all of the unexercisable stock options held by general managers, the president and the chief executive officer will vest. If the employment of any general manager, senior vice president, or the president or chief executive officer is terminated for any reason except for cause, or if one of these officers quits for a good reason (including a relocation greater than 25 miles, a reduction in salary, or a substantial change in the nature or status of the officer’s responsibilities) within two years after the change in control, that officer will receive two years of base pay together with bonus and medical premiums as severance payments. A “change of control” under the agreement includes a sale of substantially all of the Company’s assets or the merger of the Company into another company, the sale of at least 20% of the Company’s common stock in a tender offer or upon the filing of a report on SEC Schedule 13D that indicates a single person or group has acquired a 20% or greater beneficial interest in the Company, and the replacement of a majority of the Company’s incumbent directors within a 12-month period (unless the replacement was approved by 2/3 of the incumbent directors).

PERFORMANCE GRAPH

Set forth below is a line graph comparing the annual percentage change in the cumulative total shareholder return on the Company’s Common Stock with the cumulative total return of the Standard and Poor’s 500 Stock Index (“S&P 500”) and the Standard and Poor’s Retail Stores Composite Index (“S&P Retail”) for the period commencing on December 31, 1999 and ended on December 31, 2004. The graph assumes that $100 was invested in the Company’s Common Stock and each index on December 31, 1999 and that all dividends were reinvested.

	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Hollywood Entertainment Corporation	100	7.33	98.62	104.14	94.83	90.28
S&P 500	100	89.86	78.14	59.88	75.68	82.49
S&P Retail	100	83.61	90.63	26.14	37.16	45.17

Stock Option Grants in Last Fiscal Year

No stock options were granted to executive officers in 2004.

Aggregated Option Exercises in 2004 and December 31, 2004 Option Values

The following table indicates for all executive officers named in the Summary Compensation Table (i) stock options exercised during 2004, including the value realized on the date of exercise, (ii) the number of shares subject to exercisable and unexercisable stock options as of December 31, 2004 and (iii) the value of “in-the-money” options, which represents the positive spread between the exercise price of existing stock options and the year-end price of the Common Stock:

	Number of Shares Acquired on Exercise (#)	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End (Exercisable/ Unexercisable)		Value of Unexercised In- the-Money Options at Fiscal Year End (Excercisable/ Unexercisable) (1)
Mark J. Wattles	0	0	3,500,000/ 500,000	(2)	$ $	36,000,000/ 545,000

Donald J. Ekman	79,300	$946,132	50,000/ 100,000		$ $	600,000/ 0

F. Bruce Giesbrecht	0	0	233,334/ 433,333		$ $	2,403,000/ 139,000

Roger J. Osborne	200,000	$2,337,250	0/ 0		$ $	0/ 0

Timothy Price	0	0	20,000/ 80,000		$ $	1,200/ 4,800

(1)	Based on the closing price of $13.09 on December 31, 2004.
(2)	The unexerciseable options to purchase 500,000 shares were forfeit on March 4, 2005 because Mr. Wattles did not exercise them within 30 days of his resignation from the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

S. Douglas Glendenning, James N. Cutler, Jr., and William P. Zebe were members of the Compensation Committee during 2004. No committee member participates in committee deliberations or recommendations relating to his own compensation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee consists of the undersigned members of the Board of Directors. The Compensation Committee reviews the compensation levels of the Company’s executive officers, makes recommendations to the Board of Directors regarding compensation and, in connection with the Stock Option Committee, during 2004, had the authority to grant options and other awards under the Company’s stock incentive plans.

Compensation Principles

The Company is committed to providing a competitive compensation program to attract and retain the best people available. The compensation program is intended to:

•	Attract and retain key individuals critical to the long-term success of the Company.

•	Support a performance-oriented environment in which everyone is working together in pursuit of a common goal.

•	Promote ownership in the Company to encourage long-term growth and profitability and the enhancement of shareholder value.

Compensation Elements

The Company’s executive compensation program consists of three elements: base salary, annual bonuses and stock options.

Base Salary. Although not based on any formal survey data, the Company sets base salaries for executive officers near what it perceives to be the middle range of compensation levels for comparable positions in comparable companies. Subjective judgments regarding the impact the individual has on the Company, the skills and experience required by the job and the performance of the individual are key factors in determining base salary levels.

Bonuses. Annual cash bonuses have been paid in the past and may be paid in the future to reward executive officers for Company and individual performance during the year.

Stock Options. Stock options are the principal performance-based element of the Company’s executive compensation program. The Company believes stock options provide significant compensation based on Company performance as reflected in the stock price, create a valuable retention device through standard multi-year vesting schedules and help align the interests of officers and shareholders. Option grants have generally been based on levels believed to provide appropriate incentives for each position in the Company. Options granted before November 30, 2002 vest over a three-year period: options granted on or after November 30, 2002 generally vest over a five-year period. As described above, the foregoing are generally the elements used by the Company in its compensation programs for executive officers. In the process of hiring and retaining an executive officer, however, the Company may also utilize cash and stock bonuses or other incentives to attract key individuals.

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. With the exception of the Chief Executive Officer and President, the levels of salary and bonus generally paid by the Company do not exceed this limit. Under IRS regulations, the $1,000,000 cap on deductibility does not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements. This option exercise compensation is equal to the excess of the market price at the time of exercise over the option exercise price and, unless limited by Section 162(m), is generally deductible by the Company. It is the Company’s policy generally to grant options that meet the requirements of the IRS regulations. For example, only the Stock Option Committee, consisting of two outside directors within the definition of Section 162(m), makes grants to those employees whose compensation is subject to Section 162(m) limitations.

Chief Executive Officer Compensation. Based on informal market information and judgment, the Company believes Mr. Wattles’ annual salary in 2004 was in the range of salaries for comparable positions at comparable companies. The annual salary paid to Mr. Wattles in 2004 was less than the his total compensation in the prior two years, including bonus, the value of options and perquisites.

Compensation Committee

James N. Cutler, Jr. S. Douglas Glendenning William P. Zebe

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting process and is more fully described in its charter, which the Board approved and adopted.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2004 with the Company’s management and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards Board Standard No. 61, as amended, “Communication with Audit Committees.” In addition, PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with PricewaterhouseCoopers LLP their independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Audit Committee

James N. Cutler, Jr. S. Douglas Glendenning William P. Zebe

Principal Accounting Firm Fees

The Company incurred the following fees for services performed by the Company’s principal accounting firm, PricewaterhouseCoopers LLP, in 2004 and 2003:

	2004	2003
Audit fees(1)	$1,923,707	$722,874
Audit-related fees(2)(3)	188,167	27,700
Tax fees	583,732	52,750
All Other fees	0	0

Total	$2,695,606	$803,324

(1)	Represents the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for 2004 and 2004, respectively, to comply with generally accepted auditing standards (GAAS) audit and quarterly reviews; including services related to the audit and review of financial statements, review of the tax provision, and attest services required by statute or regulation.
(2)	Represents services that are traditionally performed by the auditor, including employee benefit plan audits, due diligence assistance and accounting consultation on proposed transactions.
(3)	The Audit Committee has considered whether the provision of the services covered by these fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policy

Services performed by PricewaterhouseCoopers are pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its July 23, 2003 meeting. This policy describes the permitted audit, audit- related, tax, and other services that the independent auditors may perform. The policy requires an annual review by the Audit Committee of general pre-approved services that the independent auditors may provide during the following twelve-month period (“general pre-approval list”). Services provided by the independent auditors during the following twelve months that are included in the general pre-approval list are considered to be pre-approved following the policies and procedures of the Audit Committee. Any requests for audit, audit-related, tax, and other services not contemplated in the general pre-approval list must be submitted to the Audit Committee for specific pre- approval and cannot commence until such approval has been granted.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was the Company’s independent accountant for 2004 and has been selected as the Company’s independent accountant for 2005. Representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire to do so.

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee charter, reference to the independence of the Audit Committee members and Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10 percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and beneficial owners of more than 10 percent of the

Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that it has complied with all Section 16(a) filing requirements applicable to its executive officers and directors.

SHAREHOLDER PROPOSALS

The Company’s bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. Shareholders wishing to present proposals for action at the 2006 annual meeting or at another shareholders’ meeting must do so in accordance with the Company’s bylaws, a copy of which is available upon written request to Donald J. Ekman, General Counsel and Secretary. A shareholder must give timely notice of the proposed business to the Secretary. For any shareholder proposal to be considered at the 2006 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no later than December 18, 2005. SEC rules require that any shareholder proposal to be considered for inclusion in the Company’s proxy statement for the 2006 Annual Meeting of Shareholders must be received at the Company’s principal executive office no later than November 18, 2005.

Donald J. Ekman
General Counsel and Secretary

Wilsonville, Oregon

March 18, 2005

Annex I

Audit Committee Charter

Purpose

The Audit Committee is appointed by the Board of Directors and is charged with overseeing and monitoring the accounting and financial reporting processes, the audits and integrity of the Company’s financial statements, and the independence and performance of the Company’s external auditors.

The Committee shall review the adequacy of this Charter on an annual basis and shall conduct an annual self-evaluation.

Membership

The Committee shall be comprised of not less than three members of the Board, each of whom shall qualify for membership under applicable Securities and Exchange Commission Rules and Nasdaq listing standards.

Accordingly, each of the members will (subject to limited exceptions allowed by SEC rules and Nasdaq listing standards):

1.	Be “independent” under SEC rules and Nasdaq listing standards and have no relationship to the Company that may interfere with the exercise of their independence from management and the Company;

2.	Accept no direct or indirect compensation from the Company, except in the capacity as a director or board committee member;

3.	Not be an “affiliated person” of the Company as defined in SEC rules;

4.	Be financially literate. In addition, at least one member of the Committee will be an “audit committee financial expert,” as defined by SEC rules and Nasdaq listing standards.

Key Responsibilities

The Committee’s job is one of oversight and it recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert assurance as to the Company’s financial statements or any professional certification as to the outside auditors’ work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as permitted by applicable SEC rules and Nasdaq listing standards and as otherwise appropriate given the circumstances.

•	The Committee shall review with management and the outside auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards (‘SAS’) No. 61.

•

As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company’s interim financial results to be included in the Company’s quarterly reports to be filed with

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the SEC and the matters required to be discussed by SAS No. 61. The Committee shall receive and timely discuss with outside auditors the auditors’ reports of (a) all critical accounting policies used by the registrant, (b) alternative accounting treatments that have been discussed with management along with the potential ramifications of using those alternatives, (c) other written communications provided by the auditors to management, including a schedule of unadjusted audit differences, and (d) other matters the auditors are required to report under generally accepted accounting standards.

•	The Committee shall review management’s annual internal control report and discuss with management and the outside auditors the quality and adequacy of the Company’s internal controls.

•	The Committee shall review any audit problems or difficulties and management’s response and shall resolve any disagreement between the outside auditors and management.

•	With respect to the Company’s outside auditors, the Committee shall:

•	receive from the outside auditors annually a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board, Standard Number 1;

•	discuss with the outside auditors any such disclosed relationships and their impact on the outside auditors’ independence;

•	pre-approve all audit services and permissible non-audit services as set forth in Section 10A(i) of the Securities Exchange Act of 1934 (the “Act”);

•	have the sole authority to appoint, determine funding for, and oversee the outside auditors as set forth in Section 10A(m)(2) of the Act.

•	The Committee shall have the authority to engage and determine funding for independent counsel and other advisors as set forth in Section 10A(m)(5) of the Act.

•	The Committee shall be responsible to establish procedures for:

•	The receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters; and

•	The confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

•	The Committee shall set clear hiring policies for employees or former employees of the outside auditors and shall review any conflicts in connection with the employment of any person who was on the “audit engagement team” (as defined in SEC Rule 2-01(f)(7)) of the Company’s outside auditors in the year prior to the contemplated employment with the Company.

•	The Committee shall prepare the report required to be included in the Company’s annual proxy statement.

•	The Committee shall review and approve all related-party transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

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HOLLYWOOD ENTERTAINMENT CORPORATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MARCH 30, 2005

The undersigned hereby appoints Timothy R. Price and Donald J. Ekman, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Hollywood Entertainment Corporation Common Stock which the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hollywood Entertainment Corporation to be held March 30, 2005, or at any adjournments or postponements thereof, with all powers which the signatory on the reverse side would possess if personally present.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director. The proxies may vote in their discretion as to other matters that may come before the meeting.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

Please Mark Here for Address Change or Comments
SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

	For All	Withheld All	For All Except
1. ELECTION OF DIRECTORS: Nominees: James N. Cutler, Jr.
F. Bruce Giesbrecht S. Douglas Glendenning William P. Zebe

To withhold authority to vote for any nominees, mark “For All Except” and write the nominees’ name(s) on the line below.

SIGNATURE(S)

                        Date:                             , 2005

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Corporation proxies should be signed in full corporate name by an authorized officer and attested. When signed as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é